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PRESS RELEASE - FOR RELEASE:

APRIL 26, 2001

CONTACT:

Robert J. McCormack
President & Chief Operating Officer
Sun Bancorp, Inc. (NASDAQ: SUBI)
bmccormack@sunbankpa.com
570-374-1131


                   SUN BANCORP, INC. AUTHORIZES STOCK BUYBACK

SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) The Board of Directors of Sun Bancorp, Inc. announced today that it has authorized the repurchase of up to 709,209 shares during 2001, which represents an additional 9.9% of outstanding shares after settlement of the Guaranty Bank, N.A. acquisition which is scheduled for May 31, 2001. The prior stock buyback announced in June, 2000 will terminate on that date. The stock repurchase will be funded from capital. The shares will be held as treasury stock and will be available for general corporate purposes.

Sun Bancorp, with $800 million in assets, recently unified its four bank trade names--Snyder County Trust Company, Central Pennsylvania Bank, Watsontown Bank, and Bucktail Bank--under the SunBank name. The company has 18 offices and 34 ATMs in Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp recently announced plans to acquire Guaranty Bank, N.A., an $120 million bank headquartered in Wilkes-Barre. In addition, the company is purchasing the Lock Haven and Mill Hall offices of Mellon Bank, which is expected to settle June 1, 2001. Following completion of these pending acquisitions, Sun will have 26 offices in eight central Pennsylvania counties. Sun Bancorp also operates Sun Asset Management, Sun Mortgage, Sun Leasing, and Sun Dealer Center, and is 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the Bank's website at www.sunbankpa.com.

THE MANAGEMENT OF SUN BANCORP, INC. HAS MADE FORWARD-LOOKING STATEMENTS IN THIS RELEASE. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP. INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS INFORMATION.